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                          CEDAR SHOPPING CENTERS, INC.
                          44 South Bayles Avenue, #304
                         Port Washington, New York 11050

                                   Contact: Leo S. Ullman
                                            President
                                            (516) 767-6492

FOR IMMEDIATE RELEASE:

      CEDAR SHOPPING CENTERS COMPLETES PURCHASE OF TWO SUPERMARKET-ANCHORED
                  SHOPPING CENTER PROPERTIES IN PENNSYLVANIA

Port Washington, New York - March 17, 2004 - Cedar Shopping Centers, Inc. a real estate investment trust listed on the New York Stock Exchange (symbol: "CDR") (the "Company"), today announced that it had completed the purchase, as previously reported when definitive contracts were entered into, of two supermarket-anchored shopping centers in Pennsylvania: Dubois Commons in Dubois, Pennsylvania and Townfair Center in Indiana, Pennsylvania.

Dubois Commons, totaling approximately 190,000 sq. ft., is shadow-anchored by a (not-owned) 116,000 sq. ft. Lowe's home improvement center and is itself anchored by a 53,000 sq. ft. Supervalu Shop 'n Save supermarket and a 54,500 sq. ft. Elder Beerman department store. Other tenants include Pier 1 Imports, Fashion Bug, Blockbuster, Dollar Tree and Radio Shack. It was built in 1999 and expanded in 2003.

Townfair Center, totaling approximately 216,000 sq. ft. is anchored by a Lowe's home improvement center, a SuperValu Shop 'n Save supermarket and a Michael's craft store. Other tenants include CVS and Pier I Imports. It was built in 1997 and expanded in 2001-2003.

The aggregate purchase price for the two properties, including closing costs, was approximately $35.2 million. Townfair Center was purchased subject to an existing first mortgage of approximately $10 million. Dubois Commons is unencumbered. The balance of the purchase price and closing costs were funded from proceeds of the Company's floating rate credit facility.

The sellers are affiliates of Michael Joseph Development Corporation. The transaction was facilitated through the brokerage of Holliday Fenoglio Fowler, LP, through its Pittsburgh office.

Cedar Shopping Centers, Inc. with headquarters in Port Washington, New York, is a fully-integrated, self-administered and self-managed real estate investment trust listed on the New York Stock Exchange. Its investments, which total more than 4 million sq. ft., are focused primarily in multi-tenant supermarket-anchored shopping centers in eastern Pennsylvania, southern New Jersey, Maryland and Connecticut.